UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)      December 27, 2012

Culp, Inc.
(Exact Name of Registrant as Specified in its Charter)

North Carolina	1-12597	56-1001967
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1823 Eastchester Drive High Point, North Carolina 27265
(Address of Principal Executive Offices) (Zip Code)

(336) 889-5161
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former name or address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INDEX

Page
Item 5.02 – Departure of Directors or Certain Officers; Election of Directors;
Appointment of Certain Officers; Compensatory Arrangements of
Certain Officers	3

Item 9.01(d) – Exhibits	4

Signature	5

Exhibit Index	6

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 27, 2012, Culp, Inc. (the “Company”) entered into an agreement (the “Agreement”) with its Chairman of the Board, Robert G. Culp, III (“Mr. Culp”) and the Robert G. Culp III Irrevocable Trust dated December 12, 2012 (the “Trust”).  The effect of the Agreement is to terminate a previous split dollar insurance agreement pursuant to which the Company had purchased a life insurance policy on the life of Mr. Culp and his spouse, pursuant to which the Company retained ownership of the policy and paid premiums to support the policy, with a right to receive the cash surrender value of the policy upon the second to die of Mr. Culp and his spouse, with the designated beneficiary under the policy (the Trust) receiving the remainder of the policy’s death benefit.  The Company suspended payment of premiums under the policy during fiscal 2009 as part of the Company’s 2009 profit improvement plan.  Pursuant to the Agreement, the Company sold the life insurance policy to the Trust for a purchase price of $625,595.28, representing the cash surrender value of the policy, and terminated the split dollar insurance agreement.  In recognition of termination of the split dollar insurance agreement and the suspended premium payments, and in recognition of Mr. Culp’s continued service to the Company, the Company agreed in the Agreement to pay Mr. Culp, during the period of his continued employment by the Company, but in no event for a period longer than twelve years, an annual payment of $60,000.  This description of the Agreement does not purport to be complete and is qualified by reference to the full text of the Agreement, which is filed as Exhibit 10.1 hereto.

Item 9.01(d).  Exhibits.

Exhibit 10.1        Agreement dated December 27, 2012 between Culp, Inc., Robert G. Culp III, and Robert G. Culp III Irrevocable Trust dated December 11, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:           December 28, 2012

Culp, Inc.

By:	/s/ Kenneth R. Bowling
Kenneth R. Bowling
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Exhibit

10.1	Agreement dated December 27, 2012 between Culp, Inc., Robert G. Culp III, and Robert G. Culp III Irrevocable Trust dated December 11, 2012